Exhibit 8.2

Horizon Medical Products, Inc.

One Horizon Way

Manchester, Georgia 31816

Ladies and Gentlemen:

We have acted as counsel to Horizon Medical Products, Inc., a Delaware corporation (the “Company”) in connection with the Agreement and Plan of Merger dated as of May 12, 2004 (the “Merger Agreement”), among RITA Medical Systems, Inc., a Delaware corporation (“Parent”), Hornet Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Corporation and becoming a wholly owned subsidiary of Parent.

You have requested our opinion regarding the description of the material United States federal income tax consequences of the Merger described in the registration statement on Form S-4 filed with the Securities and Exchange Commission, as amended at any time to and including the date hereof (the “Registration Statement”).

Capitalized terms used but not defined herein have the meanings provided to them in the Merger Agreement.

INFORMATION AND ASSUMPTIONS RELIED UPON

In rendering our opinion, we have examined such documents as we have deemed appropriate, including (but not limited to) the Merger Agreement; the Officer’s Tax Certificates delivered to us by the Company, Merger Sub and Parent pursuant to the Merger Agreement; and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; that all such documents have been or will be duly executed to the extent required; that all representations and statements set forth in such documents are true and correct; and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers and employees of the Company.

OPINION

Based upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Registration Statement under the heading “The Proposed Merger — Material U.S. Federal Income Tax Consequences of the Merger,” constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Merger generally applicable to a Company stockholder.

The opinion expressed herein is based upon the Internal Revenue Code, the Treasury Regulations promulgated thereunder, current administrative positions of the Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate.

Very truly yours,

/S/    KING & SPALDING LLP

KING & SPALDING LLP